EXHIBIT 10(f)

                              AMENDMENT NO. 1
                         1994 STOCK INCENTIVE PLAN

     The following resolutions containing amendments to the 1994 Stock Incentive Plan were adopted on February 10, 1995, by the Board of Directors of Circuit City Stores, Inc.:

          RESOLVED, that Section 4 of the Company's 1994 Stock
     Incentive Plan, as adopted February 15, 1994 (the "Plan"), be amended by inserting the word "one" before the word "employee" on line 4.

          RESOLVED, that Section 6(c) of the Plan be amended by inserting after the last sentence in this Section the sentence:
     "If shares of Restricted Stock are issued without certificates, notice of the restrictions set forth in the Plan and the Participant's Award Agreement must be given to the shareholder in the manner required by law."

          RESOLVED, that Section 6(f) of the Plan be amended by inserting after the first sentence the following sentence:
     "Arrangements satisfactory to the Company may, in the sole discretion of the Company, include the obtaining of a loan from the Company to pay such taxes."

          RESOLVED, that Section 6(f) of the Plan be further amended by inserting after the word "Participant" at the end of the present second sentence, the following sentence: "If Restricted Stock is being issued to a Participant without the use of a stock certificate, the restrictions set forth in paragraph (b) shall be communicated to the shareholder in the manner required by law."

          RESOLVED, that Section 6(f) of the Plan be amended by inserting after the last sentence in this Section the sentence, "The Committee has the express authority to change any election procedure it establishes at any time."

          RESOLVED, that Section 7(d)(iii) of the Plan be amended by inserting after the phrase "(the `Limitation Amount')" on line 4 the sentence: "The foregoing Limitation Amount is intended to comply with Section 422 of the Internal Revenue Code; if the Internal Revenue Code should be amended to increase the limitation contained in Section 422, the foregoing Limitation Amount shall also be automatically increased."

          RESOLVED, that Section 9 of the Plan be amended by adding the following sentence at the end of that Section: "The employee shall not be entitled to make payment of the exercise price other than in cash unless provisions for an alternative payment method are included in the employee's stock option agreement or are agreed to in writing by the Company with the approval of the Committee prior to exercise of the Option."